Exhibit 99.1
Press Release

DRAGON PHARMA  SHAREHOLDERS  APPROVE MERGER  AND
SEEK TERMINATION OF LISTING ON THE OTCBB AND TSX

Vancouver, Canada – July 20, 2010.  Dragon Pharmaceutical Inc. (“Dragon Pharma” or the “Company” TSX: DDD; OTCBB: DRUG) announced today that, at that its Special Meeting of Shareholders held today, its shareholders, including those shareholders holding a majority of the outstanding shares excluding Mr. Han,  voted to approve the merger of Datong Investment Inc. with and into the Company (the “Merger”), pursuant to the Agreement and Plan of Merger dated March 26, 2010, by and among Dragon, Chief Respect Limited, a Hong Kong corporation, Datong Investment Inc., a Florida corporation and subsidiary of Chief Respect Limited, and Mr. Yanlin Han.

The Merger is expected to be consummated on or about July 22, 2010, subject to the satisfaction of customary closing conditions.  At the effective time of the Merger, the separate corporate existence of Datong Investment Inc. will cease, and the Company will survive with Mr. Han and Chief Respect Limited at its sole shareholders.  Pursuant to the Agreement and Plan of Merger, at the effective time of the Merger, each outstanding share of the voting common stock, par value $0.001 per share, of the Company (other than shares owned by Mr. Han  and shares held by any of the Company’s  shareholders who are entitled to and who properly exercised their appraisal rights under Florida law) will be cancelled and converted into the right to receive $0.82 per share in cash, without interest and less any applicable withholding taxes.

In connection with the Merger, the Company will be seeking to terminate its listing on the OTCBB and TSX on or about July 22, 2010.

About Dragon Pharmaceutical Inc.
Dragon Pharmaceutical, headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, an API to combine with Amoxicillin to fight resistance, and 7-ACA, a key intermediate to produce cephalosporin antibiotics, and formulated cephalosporin antibiotic drugs. To learn more about Dragon Pharmaceutical Inc., please visit www.dragonpharma.com.

Forward Looking Statements
This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  These statements are based largely on Company’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond Company’s control, including without limitation the ability to satisfy the conditions to closing set forth in the Agreement and Plan of Merger, and other risks and uncertainties as more fully described in Company’s U.S. Securities and Exchange Commission filings, including its Form 10-K for the fiscal year ended December 31, 2009, as filed with the U.S. Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:
Dragon Pharmaceutical Inc.
Maggie Deng, Chief Operating Officer or
Karen Huang, Manager, Business Research & Development
Telephone: +1(604)-669-8817 or
North America Toll Free: 1-877-388-3784
Email: ir@dragonpharma.com
Website: http://www.dragonpharma.com